EXHIBIT 10.2 TO FORM 8-K/A

      DATED JULY 27, 1995

Execution Version


                         AMENDMENT TO RIGHTS AGREEMENT


     THIS AMENDMENT, dated as of July 24, 1995, is between BIG O
TIRES, INC.,
a Nevada corporation (the "Company"), and INTERWEST CO., INC., a
Utah
corporation (the "Rights Agent").


                                          Recitals

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of August 26, 1994 (the "Rights Agreement").


     B.     Pursuant to Section 26 of the Rights Agreement, the
Company and
the Rights Agent desire to amend the Rights Agreement as set forth below.

     Accordingly, the parties agree that Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

          "(a)     'Acquiring Person' means that any Person that,
together
with all Affiliates and Associates of such Person, is the Beneficial Owner of
15% or more of the shares of Common Stock then outstanding, but shall not include the following:

               (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or

               (ii) any Person who would otherwise become an Acquiring
Person solely as a result of a reduction in the number of shares of Common
Stock outstanding due to the repurchase of shares of Common Stock by the
Company, unless and until such Person shall purchase or otherwise become the
Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to a
Qualifying Offer; or

               (iii)     BOTI Holdings, Inc., a Nevada corporation,
BOTI
Acquisition Corp., a Nevada corporation, an entity to be formed directly or indirectly by Persons who are currently franchisees of the Company, any other
Person who may be deemed to be the Beneficial Owner of Common Stock because of the execution and delivery of the Agreement and Plan of Merger of even date herewith between BOTI Holdings, Inc., BOTI Acquisition Corp. and the Company
(the "Merger Agreement") and any Group (as defined under the Exchange Act) consisting of two or more of the foregoing, so long as such Persons are not the Beneficial Owners of any Capital Stock of the Company other than (A) pursuant to the Merger Agreement, (B) Common Stock owned or subject to stock options held by such Persons prior to the date of the Merger Agreement, (C)
Common Stock acquired by any of such Persons from any other of such Persons,
(D) Common Stock or other securities acquired by such Persons in transactions or types of transactions that are approved in advance by the Investment
Committee of the Board of Directors of the Company and (E) Common Stock other than as described above in this clause (iii) not exceeding 1% of the shares of
Common Stock then outstanding; and

          (iv)     any other Person that Beneficially Owns Common
Stock as of
the date of this amendment but does not thereafter become the Beneficial Owner of any additional Common Stock not exceeding 1% of the shares of Common Stock then outstanding."

     EXECUTED as of the date set forth above.

Attest:                                BIG O TIRES, INC.



/s/ Susan D. Hendee                    By: /s/ Horst K. Mehlfeldt

Name:  Susan D. Hendee                 Name:  Horst K. Mehlfeldt
Title:  Assistant Secretary            Title: Vice-Chairman


Attest:                                INTERWEST CO., INC.



/s/ Shirrell W. Hughes                 By: /s/ Kurtis D. Hughes

Name:                                  Name:
Title:                                 Title:  V.P.